Exhibit 23.1
Consent Of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128881) pertaining to the Williams Partners GP LLC Long-term Incentive Plan and the Registration Statement (Form S-3 No. 333-137562) and related Prospectus of Williams Partners L.P., of our report dated January 9, 2007, with respect to the supplemental consolidated financial statements of Williams Partners L.P. and our report dated January 9, 2007, with respect to the supplemental consolidated balance sheet of Williams Partners GP LLC, included in the Current Report (Form 8-K) dated January 12, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Tulsa, Oklahoma
January 9, 2007